Exhibit 97

NORDSON CORPORATION COMPENSATION CLAWBACK POLICY Effective August 29, 2023

This Compensation Clawback Policy (the “Policy”) is applicable to any current or former “Section 16 officer” of Nordson Corporation (the “Company”) within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934 (“Executive Officers”). The Company will take action in accordance with the following:
A.Accounting Restatement Clawback:
Unless a Clawback Exception (as described below) applies, in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Accounting Restatement”), the Company will recover from each Executive Officer Incentive-Based Compensation (whether in cash or property) received by an Executive Officer that would not have been so received had the consolidated financial statements that are the subject of such Accounting Restatement been correctly stated.
Recovery hereunder will be computed without regard to any taxes paid, and is limited to excess amounts received by an Executive Officer during the three-year period preceding the date that the Company is required to prepare the Accounting Restatement. If a Clawback Exception applies with respect to an Executive Officer, the Company may forgo such recovery under this Policy from such Executive Officer.
“Incentive-Based Compensation” is defined as any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (and any measures that are derived wholly or in part from such measures, including stock price and total shareholder return). For purposes of clarity, Incentive-Based Compensation includes compensation that is in any plan, other than tax-qualified retirement plans, including long term disability, life insurance, and supplemental executive retirement plans, and any other compensation that is based on such Incentive-Based Compensation, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of such excess Incentive-Based Compensation will be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and the Company will maintain and provide to the Nasdaq Stock Market (“Stock Exchange”) documentation of the determination of such reasonable estimate.
Incentive-Based Compensation received by an Executive Officer is recoverable if: (i) it is received after such Executive Officer begins service as an Executive Officer; (ii) such Executive Officer served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation; and (iii) it is received while the Company has a class of securities listed on a national securities exchange or a national securities association.

B.    Accounting Restatement Clawback Exceptions; Accounting Restatement Clawback Prohibitions:
The Company is required to recover excess Incentive-Based Compensation received by an Executive Officer as described above in the event of an Accounting Restatement unless (i) at least one of the following conditions is met and (ii) the Company’s Compensation Committee has made a determination that recovery would be impracticable in accordance with Rule 10D-1 under the Securities Exchange Act of 1934 (under such circumstances, a “Clawback Exception” applies):

•the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (and the Company has already made a reasonable attempt to recover such excess Incentive-Based Compensation from such Executive Officer, has documented such reasonable attempt(s) to recover, and has provided such documentation to the Stock Exchange);

•recovery would violate home country law that was adopted prior to November 28, 2022 (and the Company has already obtained an opinion of home country counsel, acceptable to the Stock Exchange, that recovery would result in such a violation, and provided such opinion to the Stock Exchange); or

•recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder. For purposes of clarity, this Clawback Exception only applies to tax-qualified retirement plans and does not apply to other plans, including long term disability, life insurance, and supplemental executive retirement plans, or any other compensation that is based on Incentive-Based Compensation in such plans, such as earnings accrued on notional amounts of Incentive-Based Compensation contributed to such plans.
The Company is prohibited from paying or reimbursing the cost of insurance for, or indemnifying, any Executive Officer against the loss of excess Incentive-Based Compensation.
C.    Clawback for Other Conduct:
In addition, in the event the Company’s Compensation Committee determines that an Executive Officer has engaged in (i) conduct that violates the Company’s Code of Ethics and Business Conduct, or (ii) willful misconduct or fraud that causes harm to the Company, the Company’s Board of Directors, upon the Compensation Committee’s recommendation, may, to the extent permitted by law and to the extent it determines that it is in the Company’s best interests to do so, require reimbursement or payment by the Executive Officer to the Company of an amount determined by the Board of Directors to be attributable to such conduct described in (i) and (ii) above.

Conduct described in this Section C of the Policy shall be considered “Detrimental Conduct.” Compensation subject to this Section C of the Policy includes equity-based compensation and performance-based compensation.
In determining whether to recover compensation paid or realized only under this Section C of the Policy, the Board in its discretion may take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interest of the Company in any related proceeding or investigation and whether penalties or punishments have been imposed by third parties, such as law enforcement agencies, regulators or other authorities.
The Board may take action under this Section C of the Policy only after recommendation to do so by the Compensation Committee. However, regarding only this Section C of the Policy, the Board has sole and absolute discretion not to take action and its determination not to take action in any particular instance shall not in any way limit the Company’s ability to terminate participation of an Executive Officer in a compensation plan or program, or terminate an Executive Officer’s employment.
D.    Policy Administration and Interpretation; Disclosure:
If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
Any action taken by the Company under this Policy is without prejudice to any other action the Company may choose to take upon determination that an Executive Officer has engaged in Detrimental Conduct or to all other remedies available to the Company.
Notwithstanding anything in this Policy to the contrary, at all times, this Policy remains subject to interpretation and operation in accordance with the final rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), the final listing standards adopted by the Stock Exchange, and any applicable SEC or Stock Exchange guidance or interpretations issued from time to time regarding such Covered Compensation recovery requirements (collectively, the “Final Guidance”). Questions regarding this Policy should be directed to the Company’s General Counsel.
This Policy will be administered in accordance with the Final Guidance, and the Compensation Committee will have full and exclusive authority and discretion to supplement, amend, repeal, interpret, terminate, construe, modify, replace and/or enforce (in whole or in part) this Policy, including the authority to correct any defect, supply any omission or reconcile any ambiguity, inconsistency or conflict in the Policy, subject to the Final Guidance. The Compensation Committee will review the Policy from time to time and will have full and exclusive authority to take any action it deems appropriate.
This Policy, and any recovery of excess Incentive-Based Compensation by the Company pursuant to this Policy that is required to be disclosed in the Company’s filings with the SEC, will be disclosed as required by the Securities Act of 1933, the Securities Exchange Act of 1934, and related rules and regulations, including the Final Guidance.

E.    Acknowledgment and Consent:
Each Executive Officer, upon being so designated or assuming such position, may be required to execute and deliver to the Company’s General Counsel an acknowledgment of and consent to this Policy, in a form reasonably acceptable to and provided by the Company from time to time, (i) acknowledging and consenting to be bound by the terms of this Policy, (ii) agreeing to fully cooperate with the Company in connection with any of such Executive Officer’s obligations to the Company pursuant to this Policy, and (iii) agreeing that the Company may enforce its rights under this Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under this Policy.